Exhibit 10(e)

2012 HOVNANIAN ENTERPRISES, INC.
AMENDED AND RESTATED STOCK INCENTIVE PLAN

MARKET SHARE UNIT AGREEMENT

(Community Count Performance Vesting)

Participant:	Date of Grant:

Target Number of MSUs:	Grant Price:

Maximum Number of MSUs:

Dates of Vesting:
Date	Number of Eligible MSUs Per Vesting Date at Target Level

1.     Grant of MSUs.

(a)     General. For valuable consideration, receipt of which is hereby acknowledged, Hovnanian Enterprises, Inc., a Delaware Corporation (the "Company"), hereby grants the target number of market share units ("MSUs") listed above to the Participant, on the terms and conditions hereinafter set forth. This grant is made pursuant to the terms and conditions of the 2012 Company Amended and Restated Stock Incentive Plan (the "Plan"), which Plan, as amended from time to time, is incorporated herein by reference and made a part of this Agreement. Each MSU represents the unfunded, unsecured right of the Participant to receive a number of Shares (or fraction thereof) determined by reference to the product of the relevant Stock Performance Multiplier and the Community Count Multiplier on the date(s) and subject to the terms specified herein. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

(b)     Certain Definitions. The terms set forth below shall have the meanings as defined below:

(i)     “End Price” shall mean, with respect to each Vesting Date, the average closing trading price of the Company’s Shares on the New York Stock Exchange over the 60 calendar day period ending on such Vesting Date; provided, however, that with respect to any Vesting Date occurring on or after the date of a Change in Control, the End Price shall equal the price per Share paid to the holders thereof in accordance with the definitive agreement governing the transaction constituting the Change in Control (or, in the absence of such agreement, the closing price per Share for the last trading day prior to the consummation of the Change in Control).

(ii)     “Grant Price” shall mean the Grant Price set forth above, representing the average closing trading price of the Company’s Shares on the New York Stock Exchange over the 60 calendar day period ending on the Date of Grant.

(iii)      “Community Count Multiplier” shall be determined as follows by reference to the number of open-for-sale communities, including those for the Company’s unconsolidated joint ventures, as of October 31, 2020 as disclosed in the Company’s Securities and Exchange Commission filings:

Fiscal Year End 2020 Community Count	Applicable Community Count Multiplier
125 (or less)	0%
130	50%
135 (or greater)	100%

; provided, however, that (a) the applicable Community Count Multiplier for Community Count between the performance ranges shown above shall be determined by linear interpolation and (b) in the event that a Change in Control occurs prior to October 31, 2020, the Community Count Multiplier shall be deemed to equal 100%. For the avoidance of doubt, the Community Count Multiplier shall be applied to the portion of the target number of MSUs that becomes vested on each Vesting Date as described herein.

(iv)     “Stock Performance Multiplier” with respect to each Vesting Date shall mean the percentage equal to the corresponding End Price divided by the Grant Price; provided, however, that (a) if such percentage is less than 50%, then the Stock Performance Multiplier shall equal zero and (b) if such percentage exceeds 200%, then the Stock Performance Multiplier shall equal 200%. For the avoidance of doubt, the Stock Performance Multiplier shall be applied to the portion of the target number of MSUs that becomes vested on each Vesting Date as described herein.

(v)     “Vesting Dates” shall mean the Vesting Dates referenced above, or if earlier, the date upon which an acceleration of vesting occurs pursuant to Section 2 hereof.

2.     Vesting and Timing of Transfer.

(a)     The Participant will become vested in the MSUs in accordance with the Vesting Date schedule set forth above and as further described below; provided, however, that upon the occurrence of a Change in Control that results in the Company’s Shares ceasing to be publicly traded on a national securities exchange, the outstanding MSUs shall immediately become vested with the Change in Control date constituting the relevant Vesting Date hereunder and with Share delivery determined based on the applicable Stock Performance Multiplier, Community Count Multiplier and timing set forth in Section 2(b) below (subject to any delay in Share delivery required pursuant to Section 16 hereof).

(b)     The Company shall transfer to the Participant, as soon as practicable but not later than 60 days after an applicable Vesting Date, a number of Class A Shares (if any) equal to the number of MSUs that became vested on that Vesting Date multiplied by the corresponding Stock Performance Multiplier for such Vesting Date and multiplied further by the Community Count Multiplier (with any resulting fractional Share rounded up to the nearest whole Share). If the Participant is eligible to participate in, and has elected to defer the transfer of Shares pursuant to the terms of a nonqualified deferred compensation plan maintained by the Company, such Shares shall be so deferred, and any such deferral, when paid, shall be paid in Shares. Once the transfer of any Shares is deferred, the rights and privileges of the Participant with respect to such Shares shall be determined solely pursuant to the terms of the applicable plan, and not pursuant to the terms and conditions of this Agreement.

(c)     Notwithstanding Sections 2(a) and 2(b) of this Agreement, if the Participant's employment with the Company and its Affiliates terminates due to (i) death, (ii) Disability or (iii) Retirement, but only if such Retirement occurs on or after the first anniversary of the Date of Grant indicated above (any such termination, a “Qualifying Termination”), the MSUs shall remain outstanding and the corresponding Shares thereunder shall be delivered in accordance with Section 2(b) on or following each subsequent scheduled Vesting Date as if the Participant had remained employed with the Company and its Affiliates through such applicable Vesting Date based on the corresponding Stock Performance Multiplier for such Vesting Date and the Community Count Multiplier. In the event of the death of the Participant, the transfer of Shares under this Section 2(c) shall be made in accordance with the beneficiary designation form on file with the Company; provided, however, that, in the absence of any such beneficiary designation form, the transfer of Shares under this Section 2(c) shall be made to the person or persons to whom the Participant's rights under the Agreement shall pass by will or by the applicable laws of descent and distribution. For purposes of this Agreement, "Disability" shall mean "Disability" as defined in the Plan, and "Retirement" shall mean termination of employment on or after age 60, or on or after age 58 with at least 15 years of "Service" to the Company and its Subsidiaries immediately preceding such termination of employment. For this purpose, "Service" means the period of employment immediately preceding Retirement, plus any prior periods of employment with the Company and its Subsidiaries of one or more years' duration, unless they were succeeded by a period of non-employment with the Company and its Subsidiaries of more than three years' duration.

(d)     Upon each transfer or deferral of Shares in accordance with this Agreement, the Participant’s right to receive that number of Shares transferred to the Participant or deferred shall be extinguished. Additionally, to the extent that the Participant earns less than 100% of the Shares underlying the MSUs that are scheduled to vest upon any Vesting Date (i.e., due to the applicable Performance Multiple being less than 100%), such unearned MSUs and all rights pertaining thereto shall be extinguished as of the relevant Vesting Date.

(e)     Notwithstanding Sections 2(a), 2(b) and 2(c) of this Agreement, upon the Participant's termination of employment for any reason other than (i) death, Disability or Retirement occurring on or after the first anniversary of the Date of Grant indicated above or (ii) under the circumstances described in clause (f) below, any unvested MSUs shall immediately terminate for no further consideration.

(f)     Certain Terminations within Two Years Following a Change in Control. In the event of the Participant’s (i) Qualifying Termination or (ii) involuntary termination of employment with the Company or a subsidiary thereof without “Cause” or termination for “Good Reason”, in each case, within two years following a Change in Control, the MSUs, to the extent not previously vested and settled, shall immediately become fully vested and settled in Shares on the same terms as described under Section 2(b) above treating such termination of employment date as the relevant Vesting Date; provided, however, that to the extent required under Section 16 hereof in connection with any such termination of employment in order to avoid additional taxation under Section 409A of the Code, the Shares underlying the MSUs shall instead either (i) remain outstanding and be settled upon the subsequent normal scheduled Vesting Dates as if the Participant had remained employed through such dates, as described in Section 2(c), if the Change in Control did not constitute a change in ownership or effective control within the meaning of Section 409A(a)(2)(A)(v) of the Code or (ii) be deferred to the extent required under Section 16 if the Participant is a “specified employee” within the meaning of Section 409A of the Code as of such termination date. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following: (a) the willful and continued failure of the Participant to perform substantially all of his or her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) for a period of 10 days following a written demand for substantial performance that is delivered to such Participant by the Company, which specifically identifies the manner in which the Company believes the Participant has not substantially performed his or her duties; (b) dishonesty in the performance of the Participant’s duties with the Company; (c) the Participant’s conviction of, or plea of guilty or nolo contendere to, a crime under the laws of the United States or any state thereof constituting a felony or a misdemeanor involving moral turpitude; (d) the Participant’s willful malfeasance or willful misconduct in connection with the Participant’s duties with the Company or any act or omission which is injurious to the financial condition or business reputation of the Company or its affiliates; or (e) the Participant’s breach of the provisions of Section 11 of this Agreement. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, without the Participant’s express written consent: (a) any material diminution in the Participant’s duties, titles or responsibilities with the Company from those in effect immediately prior to a Change in Control or (b) any reduction in the Participant's annual base salary or any material reduction in the Participant's annual bonus opportunity, annual equity awards or long-term incentive program awards from the Participant's annual base salary or annual bonus opportunity, annual equity awards or long-term incentive program awards in effect immediately prior to a Change in Control. Notwithstanding the foregoing, no event shall constitute Good Reason unless the Participant provides the Company with written notice of such event within 60 days after the occurrence thereof and the Company fails to cure or resolve the behavior otherwise constituting Good Reason within 30 days of its receipt of such notice.

3.     Dividends. If on any date while MSUs are outstanding hereunder the Company shall pay any dividend on the Shares (other than a dividend payable in Shares), the number of MSUs granted to the Participant shall, as of such dividend payment date, be increased by a number of MSUs equal to: (a) the product of (x) the number of MSUs held by the Participant as of the related dividend record date, multiplied by (y) the per Share amount of any cash dividend (or, in the case of any dividend payable in whole or in part other than in cash, the per Share value of such dividend, as determined in good faith by the Committee), divided by (b) the Fair Market Value of a Share on the payment date of such dividend. In the case of any dividend declared on Shares that is payable in the form of Shares, the number of MSUs granted to the Participant shall be increased by a number equal to the product of (a) the MSUs that are held by the Participant on the related dividend record date, multiplied by (b) the number of Shares (including any fraction thereof) payable as a dividend on a Share. Any MSUs attributable to dividends under this Section 3 shall be subject to the vesting provisions provided in Section 2.

4.     Adjustments Upon Certain Events. Subject to the terms of the Plan, in the event of any change in the outstanding Shares by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, amalgamation, spin-off or combination transaction or exchange of Shares or other similar events (collectively, an "Adjustment Event"), the Committee shall, in its sole discretion, make an appropriate and equitable adjustment in the number of MSUs subject to this Agreement, the relevant stock price measurements and such other terms related to the MSUs to reflect such Adjustment Event. Any such adjustment made by the Committee shall be final and binding upon the Participant, the Company and all other interested persons.

5.     No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss the Participant, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

6.     No Acquired Rights. In participating in the Plan, the Participant acknowledges and accepts that the Board has the power to amend or terminate the Plan, to the extent permitted thereunder, at any time and that the opportunity given to the Participant to participate in the Plan is entirely at the discretion of the Committee and does not obligate the Company or any of its Affiliates to offer such participation in the future (whether on the same or different terms). The Participant further acknowledges and accepts that such Participant's participation in the Plan is not to be considered part of any normal or expected compensation and that the termination of the Participant's employment under any circumstances whatsoever will give the Participant no claim or right of action against the Company or its Affiliates in respect of any loss of rights under this Agreement or the Plan that may arise as a result of such termination of employment.

7.     No Rights of a Shareholder. The Participant shall not have any rights or privileges as a shareholder of the Company until the Shares in question have been registered in the Company's register of shareholders.

8.     Legend on Certificates. Any Shares issued or transferred to the Participant pursuant to Section 2 of this Agreement shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws or relevant securities laws of the jurisdiction of the domicile of the Participant, and the Committee may cause a legend or legends to be put on any certificates representing such Shares to make appropriate reference to such restrictions.

9.     Transferability. MSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 9 shall be void and unenforceable against the Company or any Affiliate.

10.     Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any transfer due under this Agreement or under the Plan or from any compensation or other amount owing to the Participant, applicable withholding taxes with respect to any transfer under this Agreement or under the Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. Notwithstanding the foregoing, if the Participant's employment with the Company terminates prior to the transfer of all of the Shares under this Agreement, the payment of any applicable withholding taxes with respect to any further transfer of Shares under this Agreement or the Plan shall be made solely through the sale of Shares equal to the statutory minimum withholding liability.

11.     Non-Solicitation Covenants.

(a)     The Participant acknowledges and agrees that, during the Participant's employment with the Company and its Affiliates and upon the Participant's termination of Employment with the Company and its Affiliates for any reason, for a period commencing on the termination of such Employment and ending on the second anniversary of such termination, the Participant shall not, whether on Participant's own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly:

(i)     solicit any employee of the Company or its Affiliates with whom the Participant had any contact during the last two years of the Participant's employment, or who worked in the same business segment or division as the Participant during that period to terminate employment with the Company or its Affiliates;

(ii)     solicit the employment or services of, or hire, any such employee whose employment with the Company or its Affiliates terminated coincident with, or within twelve (12) months prior to or after the termination of Participant's employment with the Company and its Affiliates;

(iii)     directly or indirectly, solicit to cease to work with the Company or its Affiliates any consultant then under contract with the Company or its Affiliates.

(b)     It is expressly understood and agreed that although the Participant and the Company consider the restrictions contained in this Section 11 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or any other restriction contained in this Agreement is an unenforceable restriction against the Participant, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

12.     Specific Performance. The Participant acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 11 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

13.     Choice of Law. THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

14.     MSUs Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. All MSUs are subject to the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

15.     Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

16.     409A. Notwithstanding any other provisions of this Agreement or the Plan, this MSU shall not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon the Participant. In the event it is reasonably determined by the Committee that, as a result of Section 409A of the Code, the transfer of Class A Shares under this Agreement may not be made at the time contemplated hereunder without causing the Participant to be subject to taxation under Section 409A of the Code (including due to the Participant’s status as a “specified employee” within the meaning of Section 409A of the Code), the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

HOVNANIAN ENTERPRISES, INC.
By:
Stephen D. Weinroth, Chair Compensation Committee

PARTICIPANT

By: